Exhibit 99.1

National Bank Holdings Corporation Appoints New Board Director

GREENWOOD VILLAGE, Colo., - June 12, 2014 - National Bank Holdings Corporation (NYSE: NBHC) announced today that its Board of Directors appointed Fred J. Joseph as a director of the Company, effective July 1, 2014. Mr. Joseph will also serve as a member of the Board’s Audit & Risk Committee and Nominating & Governance Committee.

Mr. Joseph was a financial services regulator for 30 years, retiring at the end of 2013 as the Banking and Securities Commissioner for the State of Colorado. He was originally appointed as the Securities Commissioner in 1999, after serving as the Deputy Securities Commissioner from 1992 to 1999. Mr. Joseph also served as the Acting Banking Commissioner for the State of Colorado from 2008 to 2010.

Tim Laney, the Company’s Chairman, President and Chief Executive Officer, said, “We are very fortunate and honored to have Fred join our Board of Directors. Fred’s extensive experience in the financial services industry as well as his outstanding reputation will bring tremendous value to our Board and our entire organization.”

Ralph Clermont, Lead Director of the Company’s Board of Directors, added, “The Board is very pleased to be able to strengthen and augment its membership with Fred’s regulatory experience, knowledge and market insight.”

“In a very short period of time, National Bank Holdings Corporation has established a solid reputation in its markets, creating a strong banking franchise that is focused on serving the communities it serves,” Joseph said. “I look forward to being a part of such an exciting, growing organization.”

About National Bank Holdings Corporation

National Bank Holdings Corporation is a bank holding company created to build a leading community bank franchise delivering high-quality client service and committed to shareholder results. National Bank Holdings Corporation operates a network of 97 banking centers located in Colorado, the greater Kansas City region and Texas. Through its subsidiary, NBH Bank, N.A., it operates under the following brand names: Bank Midwest in Kansas and Missouri, Community Banks of Colorado in Colorado and Hillcrest Bank in Texas. Additional information about National Bank Holdings Corporation can be found at www.nationalbankholdings.com.

Contacts:

Analysts/Institutional Investors: Brian Lilly, CFO, (720) 529-3315, blilly@nationalbankholdings.com
Media: Whitney Bartelli, Director of Marketing, (816) 298-2203, whitney.bartelli@nbhbank.com